EXHIBIT 10.26
CENTURY ALUMINUM COMPANY
PERFORMANCE UNIT AWARD AGREEMENT UNDER THE
AMENDED AND RESTATED STOCK INCENTIVE PLAN
AND THE AMENDED AND RESTATED LONG-TERM INCENTIVE PLAN
THIS AGREEMENT is made as of __________, (the “Award Date”), between CENTURY ALUMINUM COMPANY (the “Company”) and __________ (“Participant”).
W I T N E S S E T H:
WHEREAS, the Company has adopted: (i) the Century Aluminum Company Amended and Restated Stock Incentive Plan, amended effective March 19, 2019 (the “Stock Incentive Plan”) and (ii) the Century Aluminum Company amended and restated Long-Term Incentive Plan, effective March 22, 2016 (the “LTIP”), authorizing the grant of awards of Performance Units to eligible individuals in connection with the performance of services for the Company and its Subsidiaries; and
WHEREAS, the Company regards Participant as a valuable contributor to the Company, and has determined that it would be to the advantage and interest of the Company and its shareholders to award to Participant the Performance Units provided for in this Agreement, subject to the terms and conditions of this Agreement, the Stock Incentive Plan and the LTIP.
NOW, THEREFORE, in consideration of the foregoing premises, and the mutual covenants herein contained, the parties to this Agreement hereby agree as follows:
1.Definitions. In addition to terms defined elsewhere in this Agreement and capitalized terms not defined herein but defined in the Stock Incentive Plan or the LTIP which shall control hereunder, the following terms shall have the following meanings:
(a)    “Cause” shall mean:
i.    the Participant’s malfeasance or nonfeasance in the performance of the material duties or responsibilities of his or her position with the Company or any of its subsidiaries, or failure to timely carry out any material lawful and reasonable directive of the Company, in each case if not remedied within fifteen (15) days after receipt of written notice from the Company describing such malfeasance, non-feasance or failure;
ii.    the Participant’s embezzlement or misappropriation of any material funds or property of the Company or any of its subsidiaries or of any material corporate opportunity of the Company or any of its subsidiaries;
iii.    the conduct by the Participant which is a material violation of any agreement between the Participant and the Company or any of its subsidiaries or affiliates in each case, that is not remedied within fifteen (15) days after receipt of written notice from the Company describing such conduct;

CHICAGO/#3311401.3

iv.    any material violation of any generally applicable written policy of the Company previously provided to the Participant, the terms of which provide that violation may be grounds for termination of employment in each case, that is not remedied within fifteen (15) days after receipt of written notice from the Company describing such conduct;
v.    the commission by the Participant of an act of fraud or willful misconduct or Participant’s gross negligence, in each case that has caused or is reasonably expected to result in material injury to the Company or any of its subsidiaries; or
vi.    the Participant’s commission of any felony or of any misdemeanor involving moral turpitude.
Any termination for Cause of a Participant shall be effective upon receipt by the Participant of a notice in accordance stating in reasonable detail the facts and circumstances alleged to provide a basis for termination for Cause, provided, that, if provided for in a separate contract, communication or letter to a specific Participant, shall be effective only as and if the process in such separate contract, communication or letter is followed.
(b)     “Code” shall mean the Internal Revenue Code of 1986, as amended.
(c)    “Disability” means a condition of Participant which, by reason of any medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of at least 12 months: (a) makes Participant unable to engage in any substantial gainful activity; or (b) as a result of which Participant is receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company. If at any time a physician appointed by the Company or its agent or insurer, or the Social Security Administration, makes a determination with respect to Participant’s Disability, that determination shall be final, conclusive, and binding upon the Company, the Participant, and their successors in interest.
(d)    “Good Reason” shall mean the occurrence of any one of the following without the Participant’s prior written consent:
i.    a reduction in the Participant’s base salary, target annual cash incentive bonus or long-term incentive compensation opportunity (as determined by the Compensation Committee in good faith), except as part of a reduction of less than ten percent (10%) that is applicable to all of the Company’s senior executives; or
ii.    a relocation of the offices at which the Participant is principally employed for a period of at least three months, which relocation increases the distance between the Participant’s residence and such offices by more than fifty (50) miles, excluding required and appropriate travel on the Company’s business to an extent substantially consistent with the Participant’s business travel obligations prior to the Change in Control or substantially consistent with the customary travel obligations of a similarly situated officer of a similar sized company.

2
CHICAGO/#3311401.3

provided, however, that in either such case: (1) the Participant notifies the Company of the occurrence of Good Reason within sixty (60) days after the Participant becomes aware (or should have become aware) of the applicable facts and circumstances giving rise to the occurrence; (2) the Company shall have the right, within thirty (30) days after receipt of such written notice (which shall set forth in reasonable detail the specific conduct of Company that constitutes Good Reason), to cure the event or circumstances giving rise to such Good Reason and, in the event of the Company so cures, such event or circumstances shall not constitute Good Reason hereunder; and (3) if the Company fails to cure the event or circumstance giving rise to such Good Reason, the Participant resigns within thirty (30) days after the expiration of the thirty-day cure period. In any event, for a termination to be considered for Good Reason hereunder, the termination must occur no later than two years after the initial existence of the condition alleged to give rise to Good Reason. A Good Reason termination shall be treated as an involuntary separation from service for purposes of Code Section 409A.
(e)    “Qualifying Termination” shall have the meaning set forth in the Stock Incentive Plan as of the date hereof.
(f)    “Retirement” shall mean termination of employment on or after the attainment of “normal retirement age” as defined under the Company’s Employees Retirement Plan as in effect on the Award Date.
(g)    “Subsidiary” shall mean any corporation or other entity, or any partnership or other enterprise, the voting stock or other form of equity of which, as the case may be, is owned or controlled 50% or more, directly or indirectly, by the Company.
2.    Performance Units.
(a)    Target Award. The Company hereby awards to Participant __________ Performance Units as a target award (the “Target Award”) for the performance period extending from January 1, ____ to December 31, ____ (the “Plan Period”), subject to adjustment upward or downward based on the achievement of Performance Measures as described in 2(b) below.
(b)    Earned Performance Unit Award. The number of Performance Units actually earned and payable hereunder (the “Earned Performance Units”) will be based on the Performance Measures established for the Plan Period under the LTIP as communicated to the Participant in writing on or before the date of this Agreement.
The Committee has full and complete discretion to determine the extent to which performance has been achieved, and the Committee shall have full and complete discretion, in light of considerations deemed appropriate by the Committee, to modify, with input from the Chief Executive Officer, any Earned Performance Unit Award to increase or decrease the amount otherwise earned hereunder. This discretion shall include the right to make adjustments to the Performance Measures and/or actual results, to determine that an Earned Performance Unit Award shall be zero, to determine that an Earned Performance Unit Award exceeds the number of Performance Units actually earned for a Plan Period, and to determine that an Earned Performance Unit Award shall

3
CHICAGO/#3311401.3

be up to 200% of the Target Award. This discretion further includes the right to settle any Earned Performance Units in cash or in shares of the Company’s common stock, as provided in the LTIP.
(c)    Settlement of Earned Performance Unit Awards. Subject to Section 2(b) above, upon vesting, the Participant shall be entitled to [$1.00][one share of the Company’s common stock] for each Performance Unit actually earned.
3.    Vesting and Settlement; Change in Control; Termination of Employment.
(a)    Vesting and Settlement. Except as provided in 2(b)-(e) below, Performance Units will vest, to the extent earned, on the last day of the Plan Period, and payment shall be made on or before March 30 in the calendar year that begins immediately after the end of the Plan Period.
(b)    Termination of Employment. Termination of employment with the Company and its Subsidiaries prior to the end of the Plan Period for any reason other than death, Disability, Retirement or in connection with a Change in Control pursuant to Sections 3(c) and 3(d) hereof, shall result in forfeiture of all Performance Units.
(c)    Termination Due to Death, Disability or Retirement. A pro-rated portion of an Earned Performance Unit Award will be vested and paid if employment with the Company and its Subsidiaries is terminated prior to the end of the Plan Period due to death, Disability, Retirement, or other reason approved by the Committee. The pro-rated portion shall be determined by multiplying the Earned Performance Unit Award by a fraction, the numerator of which is the number of days of full employment by the Company or a Subsidiary during such Plan Period and the denominator of which is the number of total days in the Plan Period. Settlement of such a pro-rated Earned Performance Unit Award will be made on or before March 30 in the calendar year that begins immediately after the end of the Plan Period; provided that if Participant’s employment is terminated prior to the end of the Plan Period due to death, settlement of a pro-rated Earned Performance Unit Award (earned based on the Target Award) will be made as soon as administratively practicable following such death and in no event later than 2 1/2 months after the end of the calendar year of death. The remaining portion of any Earned Performance Unit Award will be canceled and forfeited.
(d)    Change of Control. The effect of a Change in Control upon the Performance Units granted hereunder shall be determined in accordance with Article XII of the Stock Incentive Plan. In the event a Substituted Award is not provided to Participant upon a Change in Control, then Participant shall be fully vested in the Performance Units in an amount equal to the Target Award. If, prior to the end of the applicable Plan Period, Participant has a Qualifying Termination during a Change in Control Protection Period, then Participant shall be fully vested in the Performance Units, or if provided, the Substituted Award, in an amount equal to the Target Award. Settlement of such Performance Units shall be made within 60 days following the date of the Change in Control or termination of employment, as applicable (or within such other time period as may be required under Section 409A of the Code, if the award constitutes “deferred compensation” under that Code Section).
(e)    Severance Plan Controls if Better. Notwithstanding anything to the contrary contained herein, the vesting and settlement timing of Performance Units shall be as provided under

4
CHICAGO/#3311401.3

the Company’s Amended and Restated Executive Severance Plan (the “Severance Plan”) if the Participant is a participant therein, or other written agreement between the Participant and the Company which has been approved by the Committee, if such rights are more favorable to Participant than the vesting and settlement terms described above. Notwithstanding the preceding sentence, if, following the date of this Agreement, Participant becomes first eligible for the Severance Plan or reaches another agreement that is more favorable than the terms of this Agreement, the Severance Plan or such other agreement will not apply to accelerate or delay the time of settlement of this Award if such would be impermissible under Section 409A of the Code, but vesting or computation of the amounts to be paid shall be governed by the most favorable of such plans and agreements.
(f)    Release. The receipt by the Participant of any payments or benefits under Sections 3(c) or 3(d) is further subject to the Participant, or Participant’s heirs or successor(s), as applicable, executing, delivering and not revoking a release of claims in form and substance acceptable to the Company acting reasonably within forty five (45) days following termination, or all rights to payment or receipt of benefits hereunder lapse.
4.    Change in Common Stock or Corporate Structure. To the extent the Performance Units are denominated in units entitling the holder to receive one share of the Company’s common stock for each Performance Unit that is vested, upon any stock dividend, stock split, combination or exchange of shares of common stock, recapitalization or other change in the capital structure of the Company, corporate separation or division (including, but not limited to, split-up, spin-off or distribution to Company stockholders other than a normal cash dividend), sale by the Company of all or a substantial portion of its assets, rights offering, merger, consolidation, reorganization or partial or complete liquidation, or any other corporate transaction or event having an effect similar to any of the foregoing, the number of Performance Units granted hereunder shall be equitably and appropriately adjusted, and the securities subject to the Performance Units shall be equitably and appropriately substituted for new securities or other consideration, as determined by the Committee in accordance with the provisions of the Stock Incentive Plan. Any such adjustment made by the Committee shall be conclusive and binding upon the Participant, the Company and all other interested persons.
5.    Designation of Beneficiaries. On a form provided to the Company, Participant may designate a beneficiary or beneficiaries to receive, in the event of Participant’s death, all or part of any amounts to be distributed to Participant under this Agreement.
6.    Stock Certificates. Upon the settlement of any Earned Performance Units in shares of the Company’s common stock (and subject to payment by Participant of all applicable withholding taxes pursuant to Section 13), the Company shall cause a stock certificate to be delivered or book entry to be made covering the appropriate number of shares registered on the Company’s books in the name of Participant. All shares of the Company’s common stock which are issued under this Agreement shall be fully paid and non-assessable.
7.    Voting, Dividends. Participant shall have no rights as a stockholder (including no rights to vote or receive dividends or distributions) with respect to any Performance Units unless and until Participant becomes a stockholder upon the settlement of Performance Units in accordance with the terms and provisions of the Agreement and the Stock Incentive Plan. Notwithstanding the

5
CHICAGO/#3311401.3

foregoing, to the extent the Performance Units are denominated in units entitling the holder to receive common stock for each Performance Unit, upon an ordinary cash dividend on the shares of common stock of the Company the record date of which is prior to the settlement or forfeiture of any Performance Units, the Company shall allocate for Participant an amount equal to the amount of such ordinary cash dividend multiplied by the number of such Performance Units (based on the number eventually earned hereunder), and the Company shall pay immediately to Participant any such amounts upon the vesting and settlement of such corresponding Performance Units, provided that any rights to receive such amounts shall be forfeited upon the forfeiture of such corresponding Performance Units.
8.    Data Privacy. Participant hereby acknowledges that to perform its requirements under this Agreement, the Stock Incentive Plan and the LTIP, the Company and its Subsidiaries may process sensitive personal data about Participant. Such data include but are not limited to the information provided above and any changes thereto and other appropriate personal and financial data about Participant. Participant hereby gives explicit consent to the Company to process any such personal data and/or sensitive personal data. The legal persons for whom such personal data are intended are the Company and any of its Subsidiaries and representatives, including consultants. Participant has been informed of his/her right of access and correction to his/her personal data by applying to the Company’s director of human resources.
9.    Employee Rights. Participant may not assign or transfer his or her rights under this Agreement except as expressly provided under the LTIP. The Agreement does not create a contract of employment between Participant and the Company or any of its Subsidiaries, and does not give Participant the right to be retained in the employment of the Company or any of its Subsidiaries; nor does it imply or confer any other employment rights, or confer any ownership, security or other rights to Company assets. The Performance Units awarded hereunder are solely within the discretion of the Company, are not intended to constitute a part of Participant’s wages, ongoing or otherwise, and no inference should be drawn or permitted that the grant herein suggests Participant will receive any subsequent grants. If any subsequent grant is in fact made, it shall be in the sole discretion of the Company and the Company is under no obligation to make any future grant or to consider making any future grant. The value of the Performance Units awarded under this Agreement (either on the date of the award or at the time of vesting) shall not be included as compensation or earnings for purposes of any other benefit plan offered by the Company.
10.    Recoupment. The Performance Units awarded under this Agreement shall be subject to recoupment by the Company under and in accordance with the provisions of any Incentive Compensation Recoupment Policy that may be adopted by the Board from time to time.
11.    Delaware Law. This Agreement and all related matters shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, and any applicable federal law. The invalidity or illegality of any provision herein shall not be deemed to affect the validity of any other provision.
12.    Section 409A. Participant acknowledges that Participant’s receipt of certain benefits under this Agreement may be subject to Section 409A of the Code. If the Company determines that the Participant is a “specified employee” (as defined under Section 409A) at the time of termination

6
CHICAGO/#3311401.3

of employment, then, payment shall be delayed until six months and one day following termination of employment if the Company determines that such delayed payment is required in order to avoid a prohibited distribution under Section 409A(a)(2) of the Code. In addition, to the extent that Participant’s benefits under this Agreement are payable upon a termination of employment and are subject to Section 409A, a “termination of employment” shall be interpreted to mean a “separation from service” which qualifies as a permitted payment event under Section 409A of the Code.
13.    Withholding. The Company and its Subsidiaries shall have the right to deduct from any payments of any kind due to the recipient hereunder, or to otherwise require payment by the recipient, of the amount of any federal, state or local taxes required by law to be withheld with respect to the amounts earned under this Agreement. In addition, subject to and in accordance with the provisions of the Stock Incentive Plan and the approval of the Company, the Participant may elect to satisfy the withholding requirement with respect to any Earned Performance Units settled in shares of the Company’s common stock by authorizing and directing the Company to withhold shares of common stock of the Company having a fair market value equal to no less than the minimum required statutory withholding amount and no more than the total tax which could be imposed upon the Participant with respect thereto, in accordance with such procedures as the Company may provide. The Company is not responsible for any tax consequences to Participant relating to this Agreement. Participant alone is responsible for these tax obligations, and hereby agrees to indemnify the Company from any loss or liability it suffers as a result of the failure by Participant to pay such tax obligations
14.    Entire Agreement. The Stock Incentive Plan, the LTIP and this Agreement together constitute the entire agreement between the Company and Participant pertaining to the subject matter hereof, supersede all prior or contemporaneous written or verbal agreements and understandings between the parties in connection therewith, and shall not be modified or amended except by written instrument duly signed by the parties. In the event of any conflict between this Agreement, the Stock Incentive Plan and the LTIP, the following order of precedence shall apply: first the LTIP, then the Stock Incentive Plan (unless payment hereunder is to be made in stock, in which event the reverse order shall apply) and then this Agreement. No waiver by either party of any default under this Agreement shall be deemed a waiver of any later default. The various provisions of this Agreement are severable in their entirety. Any determination of invalidity or unenforceability of any one provision shall have no effect on the continuing force and effect of the remaining provision. The Committee shall have the sole and complete authority and discretion to decide any questions concerning the application, interpretation or scope of any of the terms and conditions of this Agreement, and its decisions shall be binding and conclusive upon all interested parties. This Agreement shall be binding upon and inure to the benefit of the successors, assigns and heirs of the respective parties.
* * *

IN WITNESS WHEREOF, the parties hereto have duly executed this Performance Unit Award Agreement as of the date first above written. The Participant also hereby acknowledges receipt of a copy of the Stock Incentive Plan and the LTIP.

Participant’s Signature Participant’s Printed Name

CENTURY ALUMINUM COMPANY By: Name: Title:

7
CHICAGO/#3311401.3